EXHIBIT 11
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                     AZTAR CORPORATION AND SUBSIDIARIES
            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
 For the Years Ended January 1, 1998, January 2, 1997 and December 28, 1995
                    -------------------------------------
                    (in thousands, except per share data)
                                          1997        1996        1995
                                        --------    --------    --------

Net income (loss)                       $  4,442    $ 20,639    $ (4,994)

Deduct: preferred stock dividends and
 losses on redemption (net of income
 tax benefits of $71, $99 and $128,
 credited to retained earnings)             (634)       (715)       (639)
                                        --------    --------    --------
Income (loss) applicable to
 computations                           $  3,808    $ 19,924    $ (5,633)
                                        ========    ========    ========
Weighted-average common shares
 applicable to net income(loss)
 per common share                         45,121      41,121      38,013

Effect of dilutive securities:
 Stock option incremental shares             657       1,051          --
 Assumed conversion of preferred stock       909         960          --
                                        --------    --------    --------
                                           1,566       2,011          --
                                        --------    --------    --------
Weighted-average common shares
 applicable to net income(loss)
 per common share assuming dilution
 in accordance with SFAS 128              46,687      43,132      38,013

Additional effect of dilutive
 securities for purposes of Exhibit 11:
 Stock option incremental shares              --          --       1,004
 Assumed conversion of preferred stock        --          --         997
                                        --------    --------    --------
                                              --          --       2,001
                                        --------    --------    --------
Weighted-average common shares
 applicable to net income(loss)
 per common share assuming dilution
 for purposes of Exhibit 11               46,687      43,132      40,014
                                        ========    ========    ========

Net income(loss) per common share       $    .08    $    .48    $   (.15)
                                        ========    ========    ========
Net income(loss) per common share
 assuming dilution in accordance
 with SFAS 128                          $    .08    $    .46    $   (.15)
                                        ========    ========    ========
Net income(loss) per common share
 assuming dilution for purposes of
 Exhibit 11                             $    .08    $    .46    $   (.14)
                                        ========    ========    ========
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